Exhibit 99

                    SUNAMERICA SIGNS PRELIMINARY AGREEMENT
              TO ACQUIRE JOHN ALDEN'S $5 BILLION ANNUITY BUSINESS


LOS ANGELES -- November 14, 1996 -- SunAmerica Inc. (NYSE: SAI) today announced that it has signed an exclusive letter of intent regarding the acquisition of John Alden Financial Corporation's annuity operations by SunAmerica Inc.'s wholly owned subsidiary, SunAmerica Life Insurance Company. The intended transaction would include a total of approximately $5 billion of annuity reserves, including about $3.8 billion of reserves from John Alden Life Insurance Company under a reinsurance contract and the purchase of John Alden's New York life insurance company, John Alden Life Insurance Company of New York, which has approximately $1.2 billion of annuity reserves.

The transaction is subject to the negotiation and execution of definitive contracts that will include customary closing conditions, including all required regulatory approvals.

John Alden Financial Corporation is an insurance holding company based in Miami, Florida that, through its subsidiaries, is principally engaged in providing group life and health insurance and managed care services.

SunAmerica Inc. is a diversified financial services company specializing in retirement savings and investment products and services. At September 30, 1996, it held approximately $37 billion of assets, including $24 billion on its balance sheet, more than $2 billion managed in mutual funds and private accounts, and $11 billion under custody in retirement trust accounts. SunAmerica Life Insurance Company is rated "A+" (Superior) by A.M. Best, "AA-" (Excellent) by Standard & Poor's, "AA" (Very High) by Duff & Phelps, and "A2"
(Good) by Moody's.